Exhibit 10.26


                    AMENDMENT NO. 1 TO GOLD KIST INC.
              2004 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

     This Amendment No. 1 to the Gold Kist Inc. 2004 Non-Employee
Directors Compensation Plan (the "Plan") was approved by the
Compensation Committee of the Board of Directors and is effective as of this August 1, 2005.

     WHEREAS, the Compensation Committee of the Board of Directors has determined that it is in the best interests of the stockholders of the Gold Kist Inc. that the provisions of the Plan relating to stock ownership and retention be amended;

     The Plan is hereby amended by replacing Article 8 in its entirety with the following:


                                ARTICLE 8
                      STOCK OWNERSHIP AND RETENTION

     8.1. STOCK OWNERSHIP REQUIREMENTS. In order to more closely align the interests of Non-Employee Directors with those of the Company's stockholders, each Non-Employee Director is required to acquire and retain within a period of five years from the date of this Amendment No. 1 or from the date of his or her initial election or appointment to the Board of Directors, whichever is later, shares of Stock equal or greater in value than two times the amount of the Annual Retainer initially paid to such Director. In the event of an increase in the Annual Retainer, the Board or the Compensation Committee will review the need for an increase in the Non-Employee Directors' Stock holdings.


     IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Amendment No. 1 to the Plan as of the date above.


                                  GOLD KIST INC.


                              By:  /s/ J. David Dyson
                                       J. David Dyson
                                       General Counsel

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